[Letterhead of Haynes & Boone, S.C.]

Exhibit 5.1

May 27, 2004

Grupo TMM, S.A.

Avenida de la Cúspide No. 4755

Col. Parques del Pedregal

Delegación Tlalpan

14010 México, D.F.

Mexico

Ladies and Gentlemen:

We have acted as special Mexican counsel to Grupo TMM, S.A., a sociedad anónima organized under the laws of the United Mexican States (the “Company”), and certain wholly owned subsidiaries of the Company (the “Guarantors”), in connection with the filing by the Company and the Guarantors with the Securities and Exchange Commission of the registration statement (File No. 333-112242) on Form F-4 (including all amendments thereto, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, (the “Act”), of the Company’s Senior Secured Notes due 2007 (the “New Notes”) and the Guarantees of the New Notes by the Guarantors (the “Guarantees,” and together with the New Notes, the “Securities”).  The Securities are to be issued under an indenture (the “Indenture”) among the Company, the Guarantors and The Bank of New York, as trustee, and secured by the Collateral Documents (as such term is defined in the Indenture).

In connection with the preparation of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the form of prospectus that is a part thereof, (iii) form of Indenture, including the Guarantees, filed as an exhibit to the Registration Statement, (iv) the form of Securities included in the Indenture, (v) the forms of Collateral Documents (as such term is defined in the Indenture) filed as exhibits to the Registration Statement, and (vi) the Company’s bylaws (estatutos sociales) and such corporate authorizations, records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed, without any independent investigation or verification of any kind, the legal capacity of all relevant natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

This opinion does not cover any questions arising under or relating to the laws of any jurisdiction other than Mexico.

Upon the basis of such examination and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Indenture, the New Notes, the Guarantees and the Collateral Documents have been duly authorized by the Company and the Guarantor.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus in the section captioned “Legal Matters.” In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Haynes and Boone, S.C.
Haynes and Boone, S.C.